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                                                                   EXHIBIT 99.2

SHAREHOLDERS OF EDO CORP. APPROVE PROPOSALS IN CONNECTION WITH MERGER WITH AIL TECHNOLOGIES INC.

NEW YORK--(BUSINESS WIRE)--April 28, 2000--EDO Corp. (NYSE:EDO - news) and AIL Technologies Inc. today announced that shareholders of EDO approved proposals for the merger of the two companies.

The merger, which will create an integrated defense and aerospace technology company with current annualized revenue of approximately $240.0 million, is expected to be completed no later than Monday, May 1, 2000.

EDO and AIL announced their intention to merge on Jan. 3, 2000.

EDO shareholders approved, among other things, the issuance of 6,553,229 EDO common shares in the merger. AIL shareholders gave their approval to the merger yesterday, casting 88 percent of their shares in favor of the combination.

Upon completion of the merger, each outstanding share of AIL common stock (other than those owned by EDO or held in AIL's treasury) will be converted into the right to receive 1.33 EDO common shares and cash in lieu of any fractional EDO common shares.

EDO and AIL will have a combined market capitalization of approximately $83 million and combined shareholders' equity of approximately $65 million. The transaction will be accounted for as a purchase and is structured to be tax-free to AIL shareholders to the extent that EDO common shares are delivered in the transaction. EDO common shares will continue to be listed on the New York Stock Exchange.

About AIL Technologies

AIL Technologies (www.ail.com) manufactures and integrates high-technology electronic space, antenna and environmental products for defense and commercial applications in domestic and international markets. AIL Technologies has approximately 1,000 employees and operates manufacturing facilities in Deer Park, N.Y., and Westlake and Lancaster, Calif.

About EDO

With headquarters in New York City, EDO (www.edocorp.com) designs and manufactures advanced electronic and mechanical systems and engineered materials for domestic and international defense and industrial markets. EDO employs approximately



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650 people at facilities in North Amityville, N.Y.; Chesapeake and Falls Church,
Va.; Huntingdon, Pa.; Salt Lake City; and Baton Rouge, La.

The statements contained in this release that are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, demand and competition for the company's products, and other risks or uncertainties detailed in the company's Securities and Exchange Commission filings.

Contact:
     EDO Corp., New York
     Frank A. Fariello, 212/716-2000
     www.edocorp.com
         or
     AIL Technologies Inc., Deer Park
     James M. Smith, 631/595-5083
     www.ail.com
         or
     Neil G. Berkman Associates, Los Angeles
     Neil Berkman or Melanie Beeler, 310/277-5162 info@BerkmanAssociates.com



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